Exhibit 99.1


                         Janus Hotels and Resorts, Inc.

                                  News Release

For Immediate Release: August 7, 2002


Contact: Eric L. Glazer, General Counsel
Telephone: (561) 997-2325
E-mail: eglazer@janushotels.com

CC.   JANUS HOTELS AND RESORTS, INC. ANNOUNCES COMPLETION OF SHORT-TERM
REFINANCING OF FOUR HOTEL PROPERTIES


Boca Raton, Florida -- (August 7, 2002) -- Business Wire - Janus Hotels and Resorts, Inc. (NASDAQ SM:JAGI), a Florida-based hospitality company, announced today that it has completed a short-term refinancing of four hotel properties which it owns in the vicinity of Cleveland, Ohio; the Holiday Inn, Independence, the Holiday Inn, Hudson, the Holiday Inn, North Canton and the Comfort Inn, Akron.

The Company commenced withholding debt service payments from its lender on the four properties effective November 1, 2001, due to the significant downturn in hotel occupancy following September 11th, which impeded the Company's ability to make its debt service payments. Subsequently, the Company entered into a settlement agreement with the lender where the lender agreed to assign its interest in loans having an outstanding principal balance of $42,266,372, plus accrued and unpaid interest of $2,294,880 (not including default rate interest), for a payment of $38,511,554, inclusive of a forbearance fee of $180,000 and miscellaneous costs. The sources of funds for this payment were a $33,500,000 loan from a new lender, $1,489,100 of property and equipment replacement reserves maintained for the applicable properties and $3,522,454 in debt service payments that were deposited in a segregated bank account.

The new lender modified the terms of the loans by reducing the aggregate outstanding principal balance to $33,500,000, offering a variable rate of "prime" plus 1/2 of one percent (.50%), which changed the amount of monthly principal payments and the due date of the loans to August 1, 2003.

The settlement will produce a pre-tax gain of approximately $7,146,000, which will be reported in the third quarter of 2002, but will not produce any positive cash flow. The Company believes that no federal taxes will result as it intends on utilizing available net operating losses.

The Company will announce its financial results for the fiscal quarter ending on June 30, 2002 on or prior to August 14, 2002.


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Janus  Hotels and Resorts  Inc. is engaged in the  business  of  management  and ownership of hospitality properties. The Company currently owns thirteen hotels and manages thirty-eight hotels totaling approximately 9,000 rooms under its management.

                          [Forward Looking Statements]

When used in Janus' press releases and in oral statements made with the approval of an authorized executive officer of Janus, the words or phrases "expects", "plans", "outlook", will likely result" or similar expressions (including confirmations by an authorized executive officer of Janus of any such expressions made by a third party with respect to Janus) are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Janus wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Janus has no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.